UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

THOMPSON CREEK METALS COMPANY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On July 5, 2016, Thompson Creek Metals Company Inc. distributed the attached communication to its employees.

To:	All Thompson Creek Employees

From:	Jacques Perron, President & CEO

Date:	July 5, 2016

RE:	Centerra Gold and Thompson Creek Announcement

Today, we publicly announced that we have entered into a definitive arrangement agreement, whereby Centerra Gold will acquire all of the issued and outstanding shares of Thompson Creek. The details of this announcement are in the accompanying press release that was distributed earlier this afternoon.

Following the prescribed legal processes in Canada and the United States related to business transactions of this nature, Thompson Creek shareholders must approve the transaction at a special meeting to be held later this year.

Both Centerra and Thompson Creek currently have world-class operations and dedicated, experienced and safe employees. This transaction will bring together two complementary companies to work towards creating better stakeholder value than we currently offer as separate entities.

Over the coming months, we have an obligation to continue to run our business in the safe, efficient and focused manner that we always have. We will continue to rely on every employee to do his or her job to the best of their ability, dedicated to safety and maintaining the value that we have created as a company.

Now that we have made this announcement, we expect more information to be readily available to share with employees over the coming weeks and months as the process unfolds and as information becomes available. We will schedule more frequent townhall meetings, toolbox discussions, and employee memos, as well as posting information to MineNet to keep you informed. For the next couple months, we will dedicate slides with a yellow background on MineNet to information specifically about the transaction.

Please remember also, that any information which does not come from the Company may not be accurate. If you have any questions, or if you need to substantiate information you hear from another source, please reach out to myself, or speak to a member of your senior management team.

Sincerely,

Jacques Perron

President & CEO, Thompson Creek Metals Company Inc.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

26 West Dry Creek Circle, Suite 810   •   Littleton, Colorado 80120 USA

Tel: (303)761-8801   •   Fax: (303)761-7410   •   www.thompsoncreekmetals.com

Important Additional Information about the Arrangement

Thompson Creek plans to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the Arrangement. This communication does not constitute a solicitation of any vote or approval. The proxy statement and other documents to be filed with the SEC related to the Arrangement will contain important information about Centerra, Thompson Creek, the Arrangement and related matters. Investors are urged to carefully read the proxy statement and other documents to be filed with the SEC in connection with the Arrangement or incorporated by reference into the proxy statement, when available. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Thompson Creek through the website maintained by the SEC at www.sec.gov or by contacting Thompson Creek’s Investor Relations at (303) 761-8801. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on Thompson Creek’s website at www.thompsoncreekmetals.com (which website is not incorporated herein by reference).

Participation in the Solicitation

Thompson Creek and its directors and officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Arrangement. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of Thompson Creek’s shareholders in connection with the proposed Arrangement will be set forth in the proxy statement described above when it is filed with the SEC. Additional information regarding Thompson Creek’s executive officers and directors, including stockholdings, is included in Thompson Creek’s definitive proxy statement for 2016, which was filed with the SEC on May 25, 2016. You can obtain free copies of this document from Thompson Creek using the contact information above.